SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):            September 20, 2002

               ROADHOUSE GRILL, INC.
(Exact name of Registrant as Specified in its Charter)

Florida	0-28930	65-0367604

(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

2703-A Gateway Drive
Pompano Beach, Florida	33069

(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:    (954) 957-2600

NOT APPLICABLE
(Former name or former address, if changed since last report)

ITEM 5.    OTHER EVENTS.

            Roadhouse Grill, Inc. (the “Company”) expects its Chapter 11 plan of reorganization, which was confirmed by the bankruptcy court on August 21, 2002, to become effective not later than Monday, September 30, 2002.  Pursuant to the plan, holders of record of the Company’s common stock on September 30, 2002, will become entitled to receive an additional .15 shares of the Company’s common stock for each share of common stock so held on that date.  Fractional shares of .50 or higher will be rounded up to the immediately succeeding whole share.  Fractional shares of less than .50 will be rounded down to the immediately preceding whole share, without any payment in lieu thereof.

            The currently outstanding shares of the Company’s common stock, together with the additional shares to be issued as set forth above, will constitute 38.21% of the common stock in the reorganized Company, as a result of the issuance pursuant to the plan of (i) an aggregate of 13,888,889 shares to new investors for $5,000,000 of investments, and (ii) 4,166,667 shares to a creditor in exchange for $1,500,000 of pre-petition debt.

            Stock certificates representing the additional shares will be available for delivery as soon as practicable after September 30, 2002; holders of record of the existing outstanding shares of common stock as of 5:00 p.m., Eastern Time, on September 30, 2002, will receive such deliveries.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROADHOUSE GRILL, INC. (Registrant)

By: /s/ Ayman Sabi

Ayman Sabi
Chief Executive Officer

Dated: September 20, 2002